                                                            Exhibit No. EX-99.p4

                               MONDRIAN INVESTMENT
                                    PARTNERS
                                 CODE OF ETHICS

                          Effective: September 1, 2005

                   MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

                                    CONTENTS

                                                                    page
             Introduction                                              3
Section I    Summary of Restrictions and Requirements                  4
Section II   Mondrian Investment Partners Employee Code of Ethics      7
Section III  Exemptions                                               16
Section IV   Insider Trading Policies and Procedures                  18

------------------------- -----------------------------------------
          Date                            Version
------------------------- -----------------------------------------
September 27, 2004        Initial Code of Ethics
------------------------- -----------------------------------------
February 01, 2005         First Amendments to Code of Ethics
------------------------- -----------------------------------------
September 01, 2005        Second Amendment to Code of Ethics
------------------------- -----------------------------------------

                                  INTRODUCTION

This Code of Ethics "Code" covers all employees of Mondrian  Investment Partners
Limited,  Mondrian Investment  Partners (U.S.),  Inc. and Mondrian  Distributors
(U.S.), Inc. (collectively "Mondrian").  The Code includes standards of business conduct that are  expected of Mondrian  employees,  and that reflect  Mondrian's fiduciary  duties.  The Code requires  compliance with  applicable U.S.  federal securities laws, and incorporates  procedures to implement such compliance.  The responsibility  for maintenance  and enforcement of the Code lies  substantially with Mondrian's  Chief Compliance  Officer  ("CCO").  Any violations of the Code must be reported promptly to the CCO.

                  MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

                                    Section I

                                   Summary of
                          Restrictions and Requirements

                                     Tables

                   MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS
                                    SECTION I

                          CODE OF ETHICS SUMMARY TABLE

--- ----------------------------------------------------------------------------
    ACTIVITY
--- -------------------------------------------------- -------------- ----------
                                                          INVESTMENT    ACCESS
                                                        PROFESSIONALS*  PERSONS*
--- -------------------------------------------------- -------------------------
A.  Blackout Periods
--- ---- --------------------------------------------- -------------- ---------
    1.   Trading is prohibited until the third                X            X
         trading day following the execution
         of a Mondrian trade in that same Security.
--- ---- --------------------------------------------- -------------- ---------
    2.   Trading by the named Portfolio Manager of            X
         a U.S. Registered Investment Company
         ("RIC") is prohibited for seven calendar
         days before or after the execution of a
         trade in that same Security for that RIC.

--- ----------------------------------------------------------------------------
B.  Preclearance
--- ---- --------------------------------------------- -------------- ----------
    1.   All transactions in Securities, including            X            X
         IPOs, must be precleared (see Section III
         for certain exemptions). The preclearance
         form must be signed by the trading desk,
         and regional research director and then
         submitted to the Compliance Department
         prior to executing the trade.  Preclearance
         is generally only good for that one day.
--- ----------------------------------------------------------------------------
C.  Transactions
--- ---- --------------------------------------------- -------------- ----------
    1.   No more than twenty  (20) Security                   X            X
         transactions are permitted per calendar
         month. This limit is applicable in
         aggregate to all Security transactions in
         which the covered person has a beneficial interest.
--- ----------------------------------------------------------------------------
D.  Initial Public Offering
--- ---- --------------------------------------------- -------------- ----------
    1.   Purchasing any initial public offering               X            X
         without PRIOR written consent from the
         Compliance Department is prohibited.

--- ----------------------------------------------------------------------------
E.  Private Placement
--- -------------------------------------------------- --------------- ---------
    1.   Purchasing any private placement without             X            X
         PRIOR written consent from the Compliance
         Department is prohibited.
--- ---- --------------------------------------------- -------------- ----------
    2.   You must notify the Compliance Department            X
         if you hold a private placement of which
         the issuer is subject to investment
         consideration by Mondrian.
--- ----------------------------------------------------------------------------
F.  Ban on Short-Term Trading Profits
--- ---- --------------------------------------------- -------------- ----------
    1.   All positions must be held for a period of           X            X
         60 days, in aggregate, before they can be
         closed at a profit. Any short term trading
         profits are subject to disgorgement
         procedures (see Section III for certain
         exemptions).
--- ---- --------------------------------------------- -------------- ----------
    2.   All holdings in the unit trusts and mutual           X            X
         funds listed in Appendix A must be held for
         a minimum of 60 days before they can be
         sold at a profit.
--- ----------------------------------------------------------------------------
G.  Gifts
--- ---- --------------------------------------------- -------------- ----------
    1.   All gifts and hospitality received that are          X            X
         valued at(pound)10 ($15) or more must be
         disclosed. Prior to accepting gifts or
         hospitality valued in excess of(pound)100
         ($150), or providing gifts or hospitality
         in excess of(pound)200 ($300), you must
         obtain approval from the Chief Compliance
         Officer.

--- ----------------------------------------------------------------------------
H.  Service as a Director
--- ---- --------------------------------------------- -------------- ----------
    1.   Must receive PRIOR written approval from             X
         the Compliance Department before you may
         serve on the board of directors, board of
         trustees or similar governing or oversight
         body of any company (public or private),
         charity, endowment, foundation or similar
         organisation.

--------------------------------------------------------------------------------

*Applies  not  only to the  employee  but,  but  also  to  members  of the  same household. Refer to the full Code for complete details.

                          REPORTING REQUIREMENTS TABLE

----- --------------------------------------------------------------------------
      REPORTING REQUIREMENTS
--- ---- --------------------------------------------- -------------- ----------
                                                        INVESTMENT     ACCESS
                                                       PROFESSIONALS* PERSONS*
----- --------------------------------------------------------------------------
A.    Disclosure of all Personal Holdings
--- ---- --------------------------------------------- -------------- ----------
      1.   All personal holdings must be disclosed            X            X
           within 10 days of employment and annually
           thereafter.

----- --------------------------------------------------------------------------
B.    Records of Securities Transactions
--- ---- --------------------------------------------- -------------- ----------
      1.   Employees must direct their broker(s) to           X            X
           forward confirmations of personal
           transactions and monthly account
           statements to the Compliance Department.

--- ---- --------------------------------------------- -------------- ----------
      2.   Employees are required to fill out a               X            X
           Personal Securities Transaction Report
           at the end of each quarter and return the
           report to the Compliance Department
           within 10 days of the end of the quarter.

----- --------------------------------------------------------------------------
C.    Periodic Certification of Compliance with Code
      of Ethics
--- ---- --------------------------------------------- -------------- ----------
      1.   Employees must sign a certification that           X            X
           they have read and understand the Code of
           Ethics and have complied with all
           requirements of the Code.  The frequency
           of these certifications will be
           determined by the Compliance Department.

----- --------------------------------------------------------------------------
D.    Violations
--- ---- --------------------------------------------- -------------- ----------
      1.   Employees must report any violations of            X            X
           the Code promptly to the Chief Compliance
           Officer.
--------------------------------------------------------------------------------

     *Applies  not only to the  employee  but,  but also to  members of the same household. Refer to the full Code for complete details.

                   MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

                                   Section II

                                     Code of
                                     Ethics

                   MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS
                                   SECTION II

A. CREDO
It is the duty of all  Mondrian  employees,  officers  and  directors to conduct themselves  with  integrity,  and at all times to place the interests of clients first. In the interest of this credo, all personal securities  transactions will be conducted consistent with the Code of Ethics and in such a manner as to avoid any actual or  potential  conflict of  interest or any abuse of an  individual's position of trust and responsibility.  The fundamental  standard of this Code is that personnel should not take any inappropriate advantage of their positions.

Mondrian is authorised and regulated by the Financial  Services Authority in the
UK and the  Securities  and Exchange  Commission in the US. Both  regulators set standards  of  ethical  conduct  which  this  Code is  designed  to  adhere  to.
Furthermore,  Rule 17j-1  under the US  Investment  Company Act of 1940 and Rule
204A-1 of the US Investment  Advisers Act of 1940 (the "Rules") make it unlawful for certain persons, including any employee, officer or director, any investment adviser,  in  connection  with the purchase or sale by such person of a security held or to be acquired by a client account:

     (1)  To employ any device, scheme or artifice to defraud;

     (2)  To make any untrue  statement  of a  material  fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

     (3)  To engage in any act,  practice or course of business that operates or would operate as a fraud or deceit; or

     (4)  To engage in any manipulative practice.

The Rules  also  require  investment  adviser  firms to adopt a written  code of ethics  containing  provisions  reasonably  necessary to prevent certain persons from  engaging in acts in violation of the above  standard.  Investment  adviser firms should also use reasonable diligence and institute  procedures  reasonably necessary  to  prevent  violations  of that  code.  Employees  must  report  any violations of the Code promptly to the Chief Compliance Officer.

This  Code of  Ethics  is being  adopted  by  Mondrian  in  compliance  with the requirements  of the  Rules  and to effect  the  purpose  of the Credo set forth above.

                   MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS
                                   SECTION II

B. DEFINITIONS:

"Access Person"

means any Mondrian employee who has access to non-public  information  regarding clients'  securities  transactions  or who has access to non public  information regarding a client's portfolio holdings.  This definition includes all staff who are not Investment  Professionals e.g. Client Services and Administrative staff.
Those persons deemed to be Access Persons will be notified of this designation.

"Beneficial ownership"

shall be as defined in Section 16 of the US Securities  Exchange Act of 1934 and
the rules and regulations thereunder. Generally speaking, a person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise,  has or shares a direct or indirect pecuniary interest in a Security, is a  "beneficial  owner" of the  Security.  For  example,  a person is normally regarded as the  beneficial  owner of  Securities  held by members of his or her immediate  family  sharing  the same  household.  Additionally,  ownership  of a
Derivative constitutes beneficial ownership of the underlying Security itself.

"Broker"

means any entity with which an employee can establish a trading  arrangement  to facilitate the execution of a Security  transaction  including  banks,  dealers, internet trading facilities and spread betting service providers.

"Control"

shall mean investment discretion in whole or in part of an account regardless of beneficial  ownership,  such as an  account  for  which a  person  has  power of attorney or authority to effect transactions.

"Derivative"

shall include futures, options, contracts for differences, spread betting or any other  device that  provides  exposure  to profits or losses from any  financial instrument  or index (NB:  this is intended  to cover a wide range of  financial exposures e.g. it includes interest rates and currencies).

"High Quality Short-Term Debt Instruments"

shall mean any instrument  that has a maturity at issuance of less that 366 days
and  that  is  rated  in  one  of  the  two  highest  rating   categories  by  a
internationally recognised statistical rating organisation.

"Investment Professional"

means any employee who, in connection with his/her regular  functions or duties, makes or participates in, the making of investment decisions affecting a client.
Investment  Professional  includes  portfolio  managers,  research  analysts and anyone  that  assists  them  directly  in the  execution  of their  duties  e.g.
implementation staff and assistant portfolio managers. Secretarial support staff working within the investment teams are not included in this definition.

"Managed Accounts"

means an  account  that is  professionally  managed  by a third  party.  Managed
Accounts  require  pre-approval  through  the  Compliance  Department  prior  to starting up the account.  The Compliance  Department will consider the facts and circumstances  of  the  account,  including  the  functions  and  duties  of the employees, when approving or denying such accounts.  Managed Accounts are exempt from preclearance requirements.  However, all trades still require reporting and
duplicate   statements  and  confirmations   must  be  sent  to  the  Compliance
Department. Preclearance is only exempt for trades initiated by the third party.
All trades initiated by the employee require preclearance.

                   MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS
                                   SECTION II

"Mondrian"

means Mondrian Investment Partners Limited,  Mondrian  Distributors  (U.S.), Inc
and Mondrian Investment Partners (U.S.), Inc.

"Security"

shall have the  meaning as set forth in Section  2(a)(36)  of the US  Investment
Company  Act of  1940  which  provides  a very  broad  ranging  definition  of a security.  In addition,  the  purchase,  sale or exercise of a Derivative  shall constitute the purchase or sale of the underlying Security or exposure.

The following instruments are excluded:
o    securities issued or guaranteed by Supranationals  and their agencies,  any recognised  government,  and in the case of the  government  of the  United
     States  or  any  of  its  federal  agencies,  bankers'  acceptances,   bank
     certificates of deposit,  commercial  paper,  High Quality  Short-term Debt
     Instruments including repurchase agreements
o    unit investment trusts (other than UK registered Investment Trusts)
o    shares of open-end registered investment companies (other than mutual funds and unit trusts of which  Mondrian is the adviser and/or  sub-adviser,  see
     Appendix for a list of these Funds),  and municipal fund  securities  (i.e.
     529 Plans).

          Important  Note:  If you are  uncertain  as to  whether a  holding  or position  falls within the  definition of a Security you should assume it is included unless advised otherwise by the Compliance Department.

Security being "considered for purchase or sale" or "being purchased or sold"

means when a  recommendation  to purchase or sell the Security has been made and communicated  to the  Trading  Desk and with  respect to the  person  making the recommendation, when such person seriously considers making, or when such person knows or should know that another person is seriously considering making, such a recommendation.

                                       10

                   MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS
                                   SECTION II

C. PROHIBITED ACTIVITIES

I.   The  following  restrictions  apply to all Access  Persons  and  Investment
     Professionals.

     (a)  No Access Person or Investment  Professional  shall engage in any act, practice or course of conduct,  which would violate the  provisions of the Rules set forth above.

     (b)  No Access Person or Investment  Professional  shall  purchase or sell, directly or  indirectly,  any Security  which to his/her  knowledge is being  actively  considered  for purchase or sale by Mondrian;  except that this prohibition shall not apply to:

          (1)  purchases or sales that are  non-volitional on the part of either the person or the account;

          (2)  purchases  which are part of an automatic  dividend  reinvestment plan;

          (3)  purchases  effected  upon the  exercise  of  rights  issued by an issuer pro rata to all holders of a class of its  Securities,  to the extent such rights were acquired from such issuer,  and sales of such rights so acquired;

          (4)  other purchases and sales  specifically  approved by the Managing
               Director, with the advice of the General Counsel and/or the Chief
               Compliance Officer,  and deemed appropriate because of unusual or unforeseen  circumstances.  A list of securities excepted will be maintained by the Compliance Department; and

          (5)  purchases  or sales made by a third  party in a Managed  Account, provided that such purchases or sales do not reflect a pattern of conflict.

     (c)  No Access Person or Investment  Professional may execute a buy or sell order for an account in which he or she has  beneficial  ownership  or control  until the third  trading day  following  the  execution  of a
          Mondrian buy or sell order in that same Security.

     (d)  Despite  any fault or  impropriety,  any Access  Person or  Investment
          Professional who executes a buy or sell for an account in which he/she has  beneficial  ownership  or  control  either  (i)  before the third trading day following  the  execution of a Mondrian  order in the same
          Security,  or (ii)  when  there  are  pending  orders  for a  Mondrian transaction as reflected on the open order blotter,  shall forfeit any profits made (in the event of purchases) or loss avoided (in the event of sales), whether realised or unrealized, in the period from the date of the  personal  transaction  to the  end of the  proscribed  trading period.  Payment of the amount forfeited shall be made by cheque or in cash to a charity of the  person's  choice and a copy of the cheque or receipt must be forwarded to the Compliance Department.

     (e)  Except for Managed  Accounts meeting the provisions of Section I(b)(5)
          above,  each  Access  Person's  and  each  Investment   Professional's
          personal  transactions or transactions  for an account in which he/she has  beneficial  ownership  or control  must be  precleared  using the
          "Trading  Preclearance  Form". The information must be submitted prior to entering  any orders for  personal  transactions.  Preclearance  is generally  only valid for the day the  request is  authorised.  If the order is not executed the same day, the  preclearance  request must be resubmitted.  In certain circumstances,  where the timing of the trade execution is outside of the control of the Access Person or Investment
          Professional, the Compliance Department may allow an extension to this period. Regardless of preclearance, all transactions remain subject to the provisions of (b), (c) and (d) above.

     (f)  All  mutual  funds and unit  trusts  that are  subject  to the Code of
          Ethics  will be  required  to be held for a minimum of 60 days  before selling the fund at a profit.  Closing  positions  at a loss within 60 days is not prohibited.

                                       11

                   MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS
                                   SECTION II

     (g)  Access  Persons  and  Investment  Professionals  are  prohibited  from purchasing  any initial  public  offering  without  the PRIOR  written consent of the Compliance  Department.  A separate  approval form will need to be completed.

     (h)  No Access Person or Investment Professional shall purchase any private placement  without  express  PRIOR written  consent by the  Compliance
          Department.  All private placement  holdings are subject to disclosure to the Compliance Department.

     (i)  No Access Person or Investment  Professional shall operate a brokerage or other trading account(s) with an individual or combined net loss in any Derivative position of more than(pound)25,000 ($40,000). Brokerage or other  trading  accounts with an individual or combined net loss of more that(pound)20,000  ($30,000) should be reported to the Compliance department  immediately.  In relation to  positions  covered by assets held  separately  (i.e.  not in the brokerage  account which has a net loss position),  the Chief Compliance  Officer may permit an exemption from this requirement.

II.  In  addition  to  the  requirements  noted  in  Section  I,  the  following additional restrictions apply to all Investment Professionals.

     (a)  Investment  Professionals  that hold a private  placement must receive permission from the Compliance  Department prior to any  participation by such person in  Mondrian's  consideration  of an  investment in the same issuer.

     (b)  Short term trading  resulting in a profit is  prohibited.  All opening positions  must be held for a period  of 60  days,  in the  aggregate, before they can be closed at a profit.  Any short term trading profits are subject to the disgorgement  procedures  outlined above and at the maximum level of profit  obtained.  The closing of positions at a loss within 60 days is not prohibited.

     (c)  Investment  Professionals  are prohibited  from receiving  anything of more than a de  minimis  value  from any  person  or entity  that does business with or on behalf of any account or client.

     (d)  Investment  Professionals  require  PRIOR  written  approval  from the
          Compliance Department before they may serve on the board of directors, board of  trustees  or  similar  governing  or  oversight  body of any company (public or private), charity, endowment, foundation or similar organisation.

     (e)  No named Portfolio  Manager of a U.S.  Registered  Investment  Company
          ("RIC")  may  execute  a buy or sell  order for an  account  for which he/she has beneficial  ownership  within seven calendar days before or after that RIC account, trades in that Security.

     (f)  Despite any fault or  impropriety,  any  Investment  Professional  who executes a personal  transaction  within seven calendar days before or after a RIC  account,  for which they are a named  Portfolio  Manager, trades in that Security,  shall forfeit any profits made (in the event of  purchases)  or loss  avoided  (in the  event  of  sales),  whether realised or  unrealised,  in the period from the date of the  personal transaction to the end of the prescribed  trading  period.  Payment of the amount  forfeited  shall be made by cheque or in cash to a charity of the  person's  choice and a copy of the  cheque or receipt  must be forwarded to the Compliance Department.

                                       12

                   MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS
                                   SECTION II

D. REQUIRED REPORTS

I.   The  following  reports are  required to be made by all Access  Persons and
     Investment Professionals.

     (a)  Disclose brokerage or other trading relationships at employment and at the time of opening any new account.

     (b)  Direct  their  brokers to supply to the  Compliance  Department,  on a timely basis, duplicate copies of all confirmations and statements for all brokerage or other trading accounts and Managed Accounts.  (In the
          U.K.,  all contract notes and periodic  statements).  In the case of a brokerage  relationship  where a margin account is available (NB: this includes  a spread  betting  account),  the  broker  must  supply  the
          Compliance Department with a monthly statement.

     (c)  Each  quarter,  no  later  than the  tenth  day  after  the end of the calendar  quarter,  submit to the  Compliance  Department  a  personal transaction summary showing all transactions in securities in accounts which such  person has or acquires  any direct or indirect  beneficial ownership.

     Every report will contain the following information:

          (i)  the  date  of  the  transaction,  the  name  and  the  number  of
               Securities and the principal amount of each Security involved;

          (ii) the nature of the transaction (i.e., purchase,  sale or any other type of acquisition or disposition);

          (iii) the price at which the transaction was effected;

          (iv) the name of the Broker effecting the transaction.

     (d)  Provide  an  initial  holdings  report  no  later  than 10  days  upon commencement  of employment  that  discloses  all personal  securities holdings.

     (e)  Provide an annual holdings report containing information regarding all personal securities holdings. This report must be current as of a date no more than 30 days before the report is submitted

                                       13

                   MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS
                                   SECTION II

E. ADMINISTRATIVE PROCEDURES

I. The following administrative procedures shall apply.

     (a)  The Compliance Department of Mondrian will identify all Access Persons
          and   Investment   Professionals   and  will   notify   them  of  this
          classification  and their  obligations under this Code. The Compliance
          Department will also maintain  procedures  regarding the review of all reports required to be made under the Rules.

     (b)  The Compliance  Department  shall keep records of Access  Persons' and
          Investment  Professionals' holdings and transaction reports, the names of all Access Persons and Investment  Professionals  for the past five
          years,  and  records  of  decisions   approving  Access  Persons'  and
          Investment   Professionals'   acquisitions   of  IPO's   and   private
          placements.  The Compliance  Department  shall maintain  copies of the
          Code of Ethics,  records  of Code  violations  and  action  taken as a
          result  of  Code   violations,   and  copies  of  employees'   written
          acknowledgements of receipt of the Code. Such records shall be kept by the  Compliance  Department  for five  years in an  easily  accessible place, and for the first two years in Mondrian's office premises.

     (c)  The  Compliance   Department   shall  perform   periodic   reviews  of
          notifications and reports required to be made under the Rules, as part of its annual Compliance Monitoring Programme.

     (d)  The Compliance  Department shall report to the Chief Operating Officer or Managing  Director any apparent  violations of the  prohibitions or reporting  requirements  contained  in this Code of Ethics.  The Chief
          Operating Officer or Managing  Director,  will review the reports made and determine  whether or not the Code of Ethics has been violated and shall determine what sanctions,  if any, should be imposed in addition to any that may already  have been  imposed.  Breaches of this Code of
          Ethics  are  considered  to  be a  serious  matter  and  can  lead  to disciplinary action, up to and including, dismissal.

     (e)  On a quarterly  basis, a summary report of material  violations of the
          Code  and  the  sanctions  imposed  will  be  made  to the  Compliance
          Committee.  In reviewing this report,  the  Compliance  Committee will consider  whether the  appropriate  sanctions  were imposed.  When the
          Compliance  Department finds that a transaction  otherwise  reportable above  could  not  reasonably  be found to have  resulted  in a fraud, deceit or manipulative  practice in violation of the Rules, it may, in its discretion,  lodge a written memorandum of such finding in lieu of reporting the transaction.

                                       14

                   MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS
                                   SECTION II

     Appendix A - List of Mutual Funds subject to the Code of Ethics

     (as  at September 01, 2005)

     o    AB Funds Trust - The International Equity Fund

     o    BBH International Equity Fund

     o    Delaware Emerging Markets Fund

     o    Delaware International Small Cap Value Fund

     o    Delaware International Value Equity Fund

     o    Delaware Pooled Trust - The Emerging Markets Portfolio

     o    Delaware Pooled Trust - The Global Fixed Income Portfolio

     o    Delaware Pooled Trust - The International Equity Portfolio

     o    Delaware Pooled Trust - The International Fixed Income Portfolio

     o    Delaware  Pooled  Trust  -  The  Labor  Select   International  Equity
          Portfolio

     o    Delaware VIP Trust - Delaware VIP Emerging Markets Series

     o    Delaware VIP Trust - Delaware VIP International Value Equity Series

     o    Frank Russell Investment Company - International Fund

     o    Frank Russell Investment Company - International Securities Fund

     o    Lincoln(UK) Emerging Markets Trust

     o    Lincoln (UK) Far East Trust

     o    Lincoln (UK) Income Trust

     o    Lincoln Variable Insurance Products Trust - International Fund

     o    Optimum Fund Trust - Optimum International Fund

     o    Russell International Equity Mother Fund

     o    Russell Overseas Equity Fund

     o    Sovereign Overseas Equity Pool (a Russell Investment Program)

     o    TIFF Investment Program, Inc - TIFF International Equity Fund

     o    TIFF Investment Program, Inc - TIFF Multi-Asset Fund

     o    Travelers Asset Management International Company (TAMIC)

     o    UBS  PACE  Select  Advisors  Trust  - UBS  PACE  International  Equity
          Investments

     o    UBS  PACE  Select  Advisors  Trust - UBS PACE  International  Emerging
          Markets Equity Investments

An up to date  version of this list is  maintained  on the Legal and  Compliance page of the Mondrian Intranet.

                                       15

                   MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

                                   Section III

                                 Exemption List

                                       16

                   MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS
                                   SECTION III

                                   Exemptions

The following are exempt from the 60-day minimum hold rule:

     o    Derivative positions on the following indices:

          Dow Jones Industrial Average

          S&P 500 Index

          S&P 100 Index

          NASDAQ 100 Index

          Russell 2000 Index

          EUROTOP 100 Index

          Financial Times Stock Exchange (FT-SE) 100 Index

     o   Derivative positions on commodities and currencies.

     o   Derivative positions on interest rates.

     o   Derivative positions on government bonds.

Please  keep in mind that while you are not  required to hold  positions  in the above instruments for 60 days, all other  requirements of the Code of Ethics may still apply  including  the need to preclear  and report  transactions  in these instruments and the maximum loss restriction.

The following are exempt from the preclearance rule:

     o   Derivative positions on the following indices:

         Dow  Jones Industrial  Average
         Financial Times Stock Exchange (FT-SE) 100 index
         S&P 500 Index

     o    Derivative positions that involve the following currencies:

         Sterling
         US Dollar
         Euro
         Japanese Yen

Please keep in mind that while you are not  required to obtain  preclearance  to trade in the above instruments, all other requirements of the Code of Ethics may still apply including the need to report  transactions in these  instruments and the maximum loss restriction.

If you have any  questions  regarding  the  above,  please  call the  Compliance
Department.

Updated: August 01, 2005

                                       17

                   MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

                                   Section IV

                                 Insider Trading
                             Policies and Procedures

                                       18

                   MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS
                                   SECTION IV

                     INSIDER TRADING POLICIES AND PROCEDURES

A. Introduction

Mondrian Investment Partners Limited,  Mondrian Investment Partners (U.S.), Inc.
and Mondrian Distributors (U.S.), Inc.  (collectively  "Mondrian") and you, as a
Mondrian employee,  are regulated by certain laws governing insider trading.  To protect both you and Mondrian from legal  liability,  Mondrian has prepared this
Policy  Statement on Insider  Trading and Securities  Fraud,  which  establishes specific  standards that will facilitate  your compliance with applicable  legal requirements.  The Policy  Statement  describes  limitations,  restrictions  and procedures  for  transactions  in securities  and other  instruments by Mondrian employees for themselves or for accounts over which they may have  discretion or influence.

All  employees  are  expected  to be  familiar  with and to abide by this Policy
Statement.  From time to time,  you may be asked to certify in writing  that you understand and have complied with this Policy  Statement.  Supervisory  officers should  periodically  reinforce  the  importance  of this  Policy  Statement  to employees  under  their  supervision  and point  out  provisions  of  particular relevance.

There may be limited  circumstances  that  warrant a waiver to certain  rules of this Policy  Statement.  Requests for any such waivers must be fully  documented and approved in advance by the Managing  Director with the advice of the General
Counsel and Chief Compliance Officer.  All waivers and violations of this Policy
Statement must be reported promptly to the Insider Trading Committee.

If you have any questions  about the Policy  Statement,  ask your  supervisor or consult  with the  Compliance  Department.  If you suspect that there has been a
violation  of  this  Policy   Statement,   you  should  contact  the  Compliance
Department. All such communications will be handled in a confidential manner.

                                       19

B. Definitions
Terms used in this Policy Statement are defined as follows:

Material Information:
Information is material if there is a substantial  likelihood  that a reasonable investor would  consider it important in deciding  whether to buy, sell, or hold securities.  Obviously,  information  that would  affect  the market  price of a security  would  be  material.  A few  examples  of  information  that  might be considered material:

               o    dividend increases or decreases;

               o    extraordinary borrowings or liquidity problems;

               o    a  proposal  or  agreement  for  merger,   acquisition,   or
                    divestiture;

               o    pending  discoveries or developments such as new products or patents;

               o    a proposal to redeem securities;

               o    developments regarding a company's senior management;

               o    information about major contracts or orders.

The above list is not intended to be exhaustive. All relevant circumstances must be  considered  in making a  determination.  If in doubt,  you should  treat the information as material and consult with Legal or Compliance.

Non-public information:
Information  about a company is non-public  if it is not generally  available to the investing public.  Information received under circumstances  indicating that it is not yet in  general  circulation  and  may be  attributable,  directly  or indirectly,  to the company or its insiders may be deemed nonpublic information.
Information  appearing in widely accessible sources - such as newspapers and the
Dow Jones News Wire - becomes public  relatively soon after  publication but you should not assume that the  information  is  immediately  in the public  domain;
information appearing in less accessible sources - such as regulatory filings or analysts' reports - may take 48 hours or more before it is deemed public. If you have any doubt about whether  information meets the legal requirements for being public,  consult with an officer in the Legal Department or a Compliance Officer before taking any action.

Securities Fraud:
Securities  fraud can occur in various  ways and  generally  includes any act or practice which employs material non-public  information to defraud another.  For instance,  engaging in personal  transactions  in securities with knowledge that they are being purchased or sold by a Mondrian Fund or managed  separate account where  an  advantage  might be  gained  as a result  of  these  transactions  is prohibited.  This type of information is both  confidential  and proprietary and its  use  for  personal  gain  through  personal  securities  transactions  is a violation of U.K. and U.S. federal securities laws.

Insider:
The concept of "insider" is broad. It includes officers, directors and employees of the company,  which issued the securities in question.  In addition, a person can be a  "temporary  insider" if he or she enters  into a special  confidential relationship  in the conduct of a company's  affairs and, in that  capacity,  is given access to information which is intended solely for the company's purposes.
A  temporary  insider  can  include,   among  others,  a  company's   attorneys,
accountants,  consultants,  bank  lending  officers,  and the  employees of such organisations. In addition, Mondrian may become a temporary insider of a company it advises or for which it performs other services.  The U.S.  Supreme Court has held that a company  must expect the outsider to keep the  disclosed  non-public information  confidential and the  relationship  must at least imply such a duty before the outsider will be considered an insider.

                                       20

                  MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS
                                   SECTION IV

Insider Trading:
Although  not  specifically  defined in the federal  securities  laws,  the term insider  trading is  generally  used to refer to the use of material  non-public information to trade in securities (in certain instances,  whether or not one is an "insider") or the communication of material non-public information to others.
While  the  law  concerning  insider  trading  is not  static,  it is  generally understood that the law prohibits:

a.   Trading  by  an  insider  while  in   possession  of  material   non-public
     information, or

b.   Trading  by a  non-insider  while  in  possession  of  material  non-public information,  where the information either was disclosed to the non-insider in  violation  of  an  insider's  duty  to  keep  it  confidential  or  was misappropriated, or

c.   Communicating material non-public inside information to others for personal profit or for the profit of the person to whom communicated.

                                       21

                  MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS
                                   SECTION IV

C. POLICY STATEMENT AND PENALTIES

Policy Statement

No officer,  director or employee  of Mondrian  shall trade  securities,  either personally or on behalf of others,  including  investment  companies and private accounts  managed by Mondrian,  while in the  possession of material  non-public information directly or indirectly acquired:

     o    from sources within the corporation whose securities are involved;

     o    in violation of law or breach of duty to such corporation; or

     o    otherwise in connection with any scheme,  practice or device to commit a fraud involving the purchase or sale of securities.

In addition,  no officer,  director,  or employee of Mondrian shall  communicate such material non-public information to others.

This Policy  Statement  applies to every  officer,  director  and  employee  and extends to activities within and outside their duties at Mondrian.

Every officer, director and employee must read and retain this Policy Statement.
Any questions regarding this Policy Statement or the procedures described herein should be referred to Legal or Compliance.

This Policy  Statement is designed to prevent the misuse of material  non-public information in violation of the UK laws, FSA rules,  US federal  securities laws and the rules and regulations thereunder,  including so-called "insider trading"
and other  unlawful  and  fraudulent  practices.  This  Policy  Statement  is in addition to the policies under Mondrian's Code of Ethics.

Penalties for Insider Trading and Securities Fraud
Penalties  for  violating  the  Federal   securities   laws  by  trading  on  or
communicating  material non-public  information are severe, both for individuals involved  in such  unlawful  conduct  and for their  employers.  A person can be subject  to some  or all of the  penalties  below  even  if he or she  does  not personally benefit from the violation. Penalties may include:

     o    civil injunction

     o    treble damages

     o    disgorgement of profit made or loss avoided

     o    jail sentences

     o    fines for the person who  committed the violation of up to three times the profit gained or loss avoided,  whether or not the person actually benefited, and

     o    fines  for the  employer  or  other  controlling  person  of up to the greater of  $1,000,000  or three times the amount of the profit gained or loss avoided.

          Any  violation of this Policy  Statement  can be expected to result in serious  sanctions  by  Mondrian  including  dismissal  of the  person involved.  In addition,  all violations of criminal laws applicable to
          Mondrian  are  reported to the  appropriate  authorities  for possible prosecution.

                                       22

                  MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS
                                   SECTION IV

D. PROCEDURES

The following  procedures have been  established to aid the officers,  directors and employees of Mondrian in avoiding  insider  trading,  and to aid Mondrian in preventing,  detecting and imposing  sanctions with respect to insider  trading.
Every officer, director and employee of Mondrian must follow these procedures or risk serious  sanctions,  including  dismissal by Mondrian and the imposition of substantial personal liability and criminal penalties.

1.  Identifying Prohibited Transactions

Before trading for yourself or others, including investment companies or private accounts  managed or advised by Mondrian,  in the  securities of a company about which you may have what may be confidential or potential inside information, ask yourself the following questions:

     a.   Is the information  "inside"  information?  Has the  information  been
          acquired,   directly  or  indirectly   (i)  from  sources  within  the
          corporation  whose securities are involved or (ii) in violation of the law or the breach of any duty to such corporation?

     b.   Even  if  the   information  is  not  "inside"   information,   is  it
          confidential  and would its use in the  transaction  be a violation of trust,  a breach  of a duty owed to a third  party,  or  operate  as a fraud?

     c.   Is the  information  material?  Is this  information  that an investor would consider important in making his or her investment decision?  Is this information that would materially  effect the market price of the securities if generally disclosed?

     d.   Is the  information  non-public?  To whom  has this  information  been provided?  Has the information  been  effectively  communicated to the marketplace by being published in Reuters,  The Financial  Times,  The
          Wall Street Journal or other publications of general circulation?

If after  consideration  of the above,  you are not  certain  about  whether the information is "inside" information,  is material,  and/or is non-public,  or if you have questions as to whether the proposed transaction may involve the use of material  non-public  information  (whether or not "insider"  information)  in a fashion which may operate as a fraud, unfairly disadvantage another or otherwise violate the securities laws, you should take the following steps:

     a.   Bring the matter  immediately to the attention of the Chief Compliance
          Officer and do not  communicate  the information to anyone else inside or outside Mondrian other than the Chief Compliance Officer.

     c.   Do not  purchase  or sell the  securities  on  behalf of  yourself  or others,  including investment companies or private accounts managed by
          Mondrian.

The Chief  Compliance  Officer will promptly advise you as to what, if anything, you need to do. If deemed necessary,  the Chief Compliance Officer may refer the matter to the Insider Trading Committee. After the Insider Trading Committee has
reviewed the issue,  you may be given further  instructions.  The members of the
Committee are as follows:

                       Chief Compliance Officer

                       Chief Operating Officer

                       Chief Investment Officer

                       Regional Research Director

                       General Counsel

Committee  decisions  require  approval by at least three of the above  officers with at least one member from  Legal/Compliance  and one senior  member from the
Investment team.

                                       23

                  MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS
                                   SECTION IV

2.  Restricting Access to Material Non-Public Information
Material,  non-public  information  in your  possession  that  you  identify  as
"inside"  or  confidential  information  may  not  be  communicated  to  anyone, including  persons  within  Mondrian  except as provided in Section II above and except  that  confidential  information  as  to  proposed  transactions  in  the portfolios of the funds or advised accounts and proprietary research information properly  acquired by Mondrian,  its officers,  directors and employees,  may be communicated within Mondrian as required for the proper conduct of its business.
In  addition,  care  should be taken so that such  information  is  secure.  For
example,   files  containing   material   non-public  "inside"  or  confidential
information  should be sealed  and  access to  computer  files  containing  such information should be restricted.

3.  Resolving Issues Concerning Insider Trading
If,  after  consideration  of the  items set forth in  Section  II above,  doubt remains  as  to  whether  information  is  "inside"  information,  confidential, material  or  non-public,  or if  there  is any  unresolved  question  as to the applicability  or  interpretation  of  the  foregoing  procedures,  or as to the propriety of any action, it must be discussed with the Chief Compliance  Officer before trading or communicating the information to anyone.

4.  Restricted and Watch Lists
In order to facilitate compliance with this Policy Statement, Mondrian maintains two  lists of  securities  issuers;  a  Restricted  List and a Watch  List.  The
Restricted List identifies companies whose securities have tight restrictions on their trading and recommendation to others by Mondrian employees. The Watch List is used to monitor trading by Mondrian  employees when Mondrian is in possession of certain information.

     a. Restricted List

     The Restricted  List contains the names of companies  whose  securities are restricted from trading by ALL Mondrian  accounts and/or  employees.  These securities  cannot be purchased,  sold, or  recommended by any employee and are usually on the list for a specified time period.

          i. Reasons for Inclusion

          Although the reasons for  including a company on the  Restricted  List may  vary,  a  company  with  publicly  traded  securities  should  be considered  for  inclusion  in  situations  that present a conflict of interest  (real or perceived) or where certain  personnel are expected to have  non-public  information  about a company.  A few  examples of situations when a company should be put on the Restricted List:

               o    A  company  is  permanently  on  the  Restricted  List  when investment personnel or a portfolio manager of Mondrian is a member of the company's board.

               o    Companies about which Mondrian possesses material non-public inside information.

                                       24

                  MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS
                                   SECTION IV

     b. Watch List

          The Watch List  contains the names of companies  about which  Mondrian possesses, or may possess,  material non-public inside information but for some reason these  companies are not  appropriate for inclusion on the Restricted List. The securities of companies on the Watch List are generally  subject to trading  restrictions  only by certain  Mondrian accounts  or  employees.  You will be informed at the time you request preclearance  if you may or may not trade in a security issued by such company that is on the Watch List.

               i.   Reasons for Inclusion

               A company  should be included on the Watch List during any period when Mondrian is in possession of non-public  inside  information about a company that might be material.  A few examples of when a company should be added to the Watch List:

                    o    Securities  of issuers who have sent  private  offering
                         memoranda to Mondrian;

                    o    Securities  of a  company  while  a  Mondrian  employee
                         serves on the Creditors' Committee of an issuer.

          The Compliance  Department is responsible for maintaining a Restricted
          List and Watch  List.  Employees  should  notify the Chief  Compliance
          Officer of all companies  that should be added to these lists.  If you are not sure about whether a situation warrants a company being put on one of these lists,  please consult with the Chief Compliance Officer.
          The Trading Desk will refer preclearance requests for issuers on these lists to the Compliance Department.

                                       25

                  MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS
                                   SECTION IV

E. SUPERVISORY PROCEDURES, PREVENTION AND DETECTION

Supervisory Procedures
The  role  of  Legal  and  Compliance  is  critical  to the  implementation  and maintenance  of Mondrian's  policies and  procedures  against  insider and other fraudulent  trading  practices.  Supervisory  Procedures can be divided into two classifications - prevention and detection.

Prevention of Improper Trading
Prevention of improper trading in securities  requires that Mondrian  establish, maintain and enforce  appropriate  policies,  and that all personnel be aware of and understand  these policies,  the seriousness  with which they are viewed and enforced and the potential sanctions for their violation.

To that end, the Insider Trading Committee will:

     a.   familiarise officers, directors and employees with Mondrian's policies and procedures.

     b.   answer questions regarding  Mondrian's policy and procedures described in this Policy Statement.

     c.   resolve  issues as to  whether  information  received  "inside"  or in confidence is material and/or non-public.

     d.   review on a regular  basis and update as necessary  Mondrian's  policy and procedures.

     e.   when it has been determined  that an officer,  director or employee of
          Mondrian has material non-public "inside" or confidential information,

          (1)  implement  measures  to prevent  dissemination  or misuse of such information, and

          (2)  if necessary,  restrict  officers,  directors and employees  from trading the securities.

Detection of Improper Trading
The actual  detection of insider trading or securities fraud is quite difficult.
However, after careful  consideration,  it has been determined that a reasonable means, taking into consideration the nature of Mondrian's  business,  to prevent the misuse in violation of the  relevant UK and US federal  securities  laws and the rules and  regulations  thereunder,  of material  non-public  information by
Mondrian or persons  associated with Mondrian would be to review and compare the securities  transactions of advised  accounts (both fund and separate  accounts)
with  transactions  of employees to detect  instances where an employee may have taken  advantage  of  confidential  information  relating to current or proposed transactions  by the funds and accounts,  for the  employee's own personal gain.
Such a review is currently  conducted  pursuant to Mondrian's Code of Ethics and it will be  expanded,  as  necessary,  to  include  a review  by the  Compliance
Department  of the  trading  activity  of (i)  Mondrian  and (ii) each  officer, director or advisory representative of Mondrian.

The Insider Trading Committee shall coordinate its review and cooperate with the person or persons responsible for reviews pursuant to the Code of Ethics.

It should be noted that it is not a violation of  Mondrian's  policy or a breach of an employee's  fiduciary duty to Mondrian to purchase or sell  securities for
the  employee's  own  account  while  in  possession  of  proprietary   research
information properly acquired by Mondrian, its officers, directors or employees, provided that the purchase or sale does not otherwise violate  Mondrian's Policy
Statement  on  Insider  Trading  and  Securities  Fraud  or any  other  part  of
Mondrian's Code of Ethics.

                                       26

                  MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS
                                   SECTION IV

Top of Form
--------------------------------------------------------------------------------

                         Mondrian BROKERAGE ACCOUNT FORM

(to  be  completed  by ALL  Mondrian  employees  upon  employment  and  annually thereafter)

I.  Employee

          Name: ----------------------------------------------------------------
          Date: ----------------------------------------------------------------

     Please list below all  brokerage  accounts you currently  maintain.  Please include  name and  address  of broker  and your  account  number.  Use reverse side if you need additional space.

             1. ----------------------------------------------------------------
             2. ----------------------------------------------------------------
             3. ----------------------------------------------------------------
             4. ----------------------------------------------------------------
             5. ----------------------------------------------------------------

                    [ ] I have no brokerage accounts

II.  Please  list  below  all  persons  residing  in your  household  and  their relationship to you. Please indicate whether or not they maintain brokerage accounts.  If so,  please  list  name of  broker  and  account  number.

1.   ---------------------------------------------------------------------------
     Brokerage account:             YES  [ ]           NO  [ ]

2.   ---------------------------------------------------------------------------
     Brokerage account:             YES  [ ]           NO  [ ]

3.   ---------------------------------------------------------------------------
     Brokerage account:             YES  [ ]           NO  [ ]

4.   ---------------------------------------------------------------------------
     Brokerage account:             YES  [ ]           NO  [ ]

     I certify that the above is a true and correct disclosure  statement of all of my personal  brokerage accounts and also for the accounts of all persons residing in my household.

     Signature: ----------------------------------------------------------------
          Date: ----------------------------------------------------------------

                                       27

                  MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS
                                   SECTION IV

        Mondrian Investment Partners Code of Ethics Acknowledgement Form

I have received a Copy of Mondrian's Code of Ethics and Insider Trading Policies
and Procedures.

I have read and  understand  both the Code of  Ethics  and the  Insider  Trading
Policies and Procedures and will comply with all requirements.

          Name: _________________________________________________ (please print)

     Signature: _________________________________________________

          Date: _________________________________________________

                                       28